EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 and S-4 Nos. 333-05483, 333-11705, 333-20921, 333-22249, 333-37492, 333-38841, 333-53320, 333-53326, 333-53874, 333-56842, 333-101373, 333-124232, 333-131623, 333-141251, 333-141269, and 333-162024) of SEACOR Holdings Inc. and in the related Prospectuses and the Registration Statements on Form S-8 (Nos. 333-12637, 333-56714, 333-105340, 333-105346, 333-126613, 333-129356, and 333-143066) of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of SEACOR Holdings Inc. and the effectiveness of internal control over financial reporting of SEACOR Holdings Inc., included in this Annual Report (Form 10-K) of SEACOR Holdings Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

February 25, 2011